UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2009

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DST SYSTEMS, INC.

(Exact Name of registrant as specified in its charter)

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Delaware

(State or other jurisdiction of incorporation)

1-14036	43-1581814
(Commission File Number)	(IRS Employer Identification No.)

333 West 11th Street, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

(816) 435-1000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

An employment agreement (the “Agreement”) between DST Systems, Inc. (the “Company”) and Stephen C. Hooley became effective June 30, 2009 (the “Effective Date”). As previously announced in a Form 8-K dated February 26, 2009, Mr. Hooley is the Company’s new President and Chief Operating Officer as of the Effective Date and reports to Thomas A. McDonnell, the Company’s Chief Executive Officer. The Compensation Committee of the Company’s Board of Directors (the “Committee”) has approved the Agreement. The Agreement provides for Mr. Hooley’s employment at a base salary of $550,000, subject to adjustment by the agreement of the parties; a signing bonus consisting of $650,000 payable in July 2009 and $350,000 payable in January 2010; fringe benefits applicable to other senior executives at the Company; participation in the Company’s incentive, welfare and other benefit plans; paid vacation of at least four weeks per year; and specified bonus opportunities based on the Company’s performance in meeting specific goals set by the Committee under any annual incentive program adopted in accordance with the Company’s 2005 Equity Incentive Plan.

Mr. Hooley may voluntarily terminate the Agreement. If the Company were to terminate the Agreement without cause, Mr. Hooley would receive severance pay equal to 24 months’ base salary and certain benefits, including continued group medical coverage for the lesser of the statutory COBRA period or the 24-month severance period. The Company may terminate the Agreement “for cause” (as defined in the Agreement) immediately upon notice to Mr. Hooley. The Agreement contains (1) provisions that obligate Mr. Hooley with respect to the confidential information and intellectual property of the Company; and (2) certain non-solicitation and non-compete covenants in effect during and for a three-year period after Mr. Hooley’s termination of employment.

The Agreement also governs Mr. Hooley’s employment after a Company “Change in Control” (as defined in the Agreement). Upon a Change in Control, Mr. Hooley would be entitled for a three-year period following the Change in Control (the “Period”) to continued employment at the executive capacity and salary at the level in effect on the date of a Change in Control and to participation in incentive compensation plans and certain other benefit plans. If during the Period the Company were to terminate the employment other than for cause or Mr. Hooley were to resign for “good reason” (as defined in the Agreement), Mr. Hooley would be entitled to a cash severance payment based on his salary over the remainder of the Period, to certain continued benefits for the remainder of the Period or a payment based thereon, and to a payment based on any annual incentive that would be payable in the event the Company met certain performance goals for the remainder of the Period. The Agreement provides for relief in certain circumstances if amounts received by Mr. Hooley constitute “Parachute Payments” under Section 4999 of the Internal Revenue Code.

The Committee has also approved the limited personal use by Mr. Hooley of aircraft in which the Company has an interest. Such use is subject to quarterly reporting to, and review by the Committee, as well as applicable tax reporting, tax withholding, and securities law reporting regulations. The Committee directed the Company to provide Mr. Hooley with relocation assistance.

This summary does not purport to be complete, and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1.

ITEM 9.01 Financial Statements and Exhibits

(c). Exhibits.

Exhibit Number	Description
10.1	Employment Agreement dated as of June 30, 2009 between DST Systems, Inc. and Stephen C. Hooley

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 2nd day of July, 2009.

DST SYSTEMS, INC.

By:	/s/ Randall D. Young
Name:	Randall D. Young
Title:	Vice President, General Counsel and Secretary